EXHIBIT 3.18

                                                         FILED:  08/03/2000
                                                         CID:  1998-00333600
                                                         WY Secretary of State
Secretary  of  State
State  of  Wyoming                                      Doc.  ID:  2000-00407059
The  Capitol
Cheyenne,  WY  82002-0020

ARTICLES  OF  AMENDMENT
(BY SHAREHOLDERS)

1.        The  name  of  the  corporation  is:  iQuest  Networks  Inc.

2.        Article  9  is  amended  as  follows:

          The aggregate number of shares or other ownership units which it has the authority to issue, itemized by classes, par value of shares, shares without par value and series, if any, within a class is:

          NUMBER  OF  SHARES       CLASS       SERIES       PAR VALUE PER SHARE

          1000,000,000             Common       N/A                   Nil

3.        The amendment was adopted  on  July  7,  2000,  by  the  shareholders.

4. The designation, number of outstanding shares, number of votes entitled to be cast by the voting group entitled to vote separately in the amendments were 3,025,988 common shares. The number of votes of the voting group indisputably represented at the meeting was 2,010,092.

5. The total number of undisputed votes cast for the amendments by the voting group was 2,010,092.

6. The number of votes for the amendment by the voting group was sufficient for approval by that voting group.

          Date:  July  23/00
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                                                  Signed:  /s/  Tony  Drescher
                                                          ----------------------
Anton  J.  Drescher
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                                                  Title:  Secretary / Director
                                                          ----------------------


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